UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 30, 2011

GOLDEN PHOENIX MINERALS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-22905 (Commission File Number)	41-1878178 (IRS Employer Identification No.)

1675 East Prater Way, #102 Sparks, Nevada (Address of Principal Executive Offices)	89434 (Zip Code)
775-853-4919 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01    Entry Into Material Definitive Agreement

Effective as of September 30, 2011, Golden Phoenix Minerals, Inc., a Nevada corporation (the “Company”) and Robert P. Martin, its Chairman of the Board, entered into and declared effective that certain Consulting Agreement dated September 1, 2011, together with an Amendment to Consulting Agreement dated September 28, 2011 (collectively, the “Agreement”).   Certain compensation arrangements and appointment confirmations made in the Agreement are deemed by the parties to have commenced as of March 15, 2011 (the “Effective Date”) to coincide with Mr. Martin’s change in position from President to exclusively focus on the Chairman role.   Mr. Martin and the Company had previously entered into that certain Employment Agreement dated March 8, 2006, as amended by that certain Addendum to Employment Agreement dated January 31, 2007 (collectively, referred to herein as the “Employment Agreement”), pursuant to which Mr. Martin was previously employed in various executive positions within the Company.

Mr. Martin and the Company previously agreed upon certain changes in executive positions, including his resignation as President effective March 15, 2011, as set forth in the Company’s Current Report on Form 8-K, as filed with the U.S. Securities and Exchange Commission on March 3, 2011.  Accordingly, the Agreement replaces and supersedes the Employment Agreement.  Pursuant to the terms of the Agreement, in consideration for Mr. Martin’s services as Chairman, he shall receive a consulting fee of $3,000 per month, accruing from the Effective Date.  The consulting fee will be reviewed by the Compensation Committee of the Company on an annual basis.  For so long as Mr. Martin remains a member of the Company’s Board of Directors (“Board”), he shall also be eligible for any compensation program in place for directors.  Currently, the Company’s Board receives a monthly stipend of $1,000.

Further, the Agreement addresses that certain outstanding promissory note (“Note”) in Mr. Martin’s favor made pursuant to that certain Debt Settlement Agreement between the Company and Mr. Martin dated April 2, 2010 (the “Debt Settlement Agreement”), in the principal amount of $215,939.97, plus interest accrued thereon (as of the Effective Date, the amount due on the Note, including principal and interest accrued thereon totaled $228,487.46).  The Note will be paid in full and fully satisfied by the Company in two (2) lump sum payments in accordance with the following schedule:  (i) first payment of one half of the remaining principal, together with accrued interest from the Effective Date, on or before November 29, 2011; and (ii) second payment of all remaining principal, together with accrued interest from the Effective Date, on or before February 27, 2012.  There shall be a late payment penalty of $100/day for each day beyond such payment dates for the Note.  Mr. Martin may elect, in his sole discretion, to convert the sums due under the Note into shares of the Company’s common stock.  The parties acknowledge that upon satisfaction of the Note as set forth above, the Debt Settlement Agreement shall be deemed fulfilled and all obligations satisfied.

Pursuant to the Agreement, the Company agreed to a one-time bonus of five hundred thousand (500,000) options to acquire Company common stock pursuant to the Company’s 2007 Equity Incentive Plan, to be priced at the fair market value as of the date of Board approval of such option grant.  Additionally, the Company shall grant Mr. Martin a stock option exercisable for up to 1,500,000 shares of the Company’s common stock, with a minimum expiration date of three (3) years from the date of the Agreement, subject to standard vesting provisions and exercisable at a price per share to be determined at the date of Board approval of such grant at the fair market value.

Mr. Martin agreed to be bound by certain confidentiality and indemnification provisions, as well as a full and final release of any and all obligations under the Employment Agreement.  The engagement may be terminated at any time, with or without cause and with or without notice.

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.02    Unregistered Sales of Equity Securities

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.  The securities to be issued according to the terms of the Agreement are being issued in reliance upon exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), including, without limitation, the exemptions provided by Section 4(2) promulgated under the Securities Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN PHOENIX MINERALS, INC.,
a Nevada corporation

Date: October 5, 2011	By:	/s/ Thomas Klein
Thomas Klein, Chief Executive Officer